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                                                                  EXHIBIT 10(ai)


                1994 LONG-TERM CASH INCENTIVE COMPENSATION PLAN
                                      FOR
                       SCHULLER INTERNATIONAL GROUP, INC.



1.       Purpose of the Plan.

         The purpose of this 1994 Long-Term Cash Incentive Compensation Plan (hereinafter the "Long-Term Plan") for Schuller International Group, Inc. (the "Company") is to provide incentive compensation to officers, executives and key employees who contribute to the growth and success of the Company; to attract and retain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interests of the Company's stockholders.

2.       Definitions.

         When used in this Long-Term Plan, the following words and phrases shall have the meanings set forth below:

         "Award Letter" means, with respect to each award of Performance Units, the letter from the Company to the Participant setting forth the amount of such award.

         "Cause" means the Participant's willful and continued failure substantially to perform his or her duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness).

         "Change in Control" means the occurrence of any of the following events:

         (a) except for Manville, a subsidiary or an affiliate thereof, any employee benefit plan (including any trustee of such plan, acting as trustee) sponsored or maintained by Manville, the Company or any subsidiary of Manville or the Company, or Manville Personal Injury Settlement Trust (the "Trust"), any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Manville (but only prior to or in conjunction with a Manville Termination Event) or the Company representing 30% or more of the combined voting power of Manville's or the Company's, as applicable, then outstanding securities;
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         (b)     prior to a Manville Termination Event, at least 40% of the directors of Manville constitute persons who were not at the time of their first election to the Manville Board candidates proposed by a majority of the Manville Board in office prior to the time of such first election;

         (c) after a Manville Termination Event, at least 40% of the directors of the Company constitute persons who were not at the time of their first election to the Company Board, candidates proposed by a majority of the Company Board in office prior to the time of such first election;

         (d) (i) the dissolution of the Company (but only after a Manville Termination Event), or (ii) a sale or other disposition or the last sale or other disposition to occur in a series of sales and/or other dispositions within any 18-month period ("Serial Sales") by the Company and/or one or more subsidiaries of the Company of assets which, in the case of Serial Sales, as of the beginning of such 18-month period, account for 40% of the consolidated revenues of the Company and its subsidiaries, as determined in accordance with generally accepted accounting principles consistently applied; provided, however, that no sale or disposition of assets shall be taken into account to the extent that the proceeds of such sale or disposition (whether in cash or in-kind) are reinvested or are, in the case of proceeds received in-kind, used in the ongoing conduct by the Company or one or more of its subsidiaries of the business of the Company and/or such subsidiary or subsidiaries, provided further that such a reinvestment shall not be deemed to have occurred unless made within 18 months of such sale or disposition and provided further that, the term reinvestment shall exclude, inter alia, the use of proceeds
                 (x) to repay debt owed to the Trust or debt incurred in connection with the operation of the business in which the assets sold or disposed of were used or (y) to pay dividends;

         (e) a sale of the business unit, division or group within which a Participant is employed, other than to another entity which is directly or indirectly controlled by the Company as a result of which such Participant is no longer employed by an entity which is directly or indirectly controlled by the Company (but only with respect to such Participant);

         (f) any other event which the Committee determines, in its discretion, would materially alter the ownership of the Company or prior to a Manville Termination Event, its structure.

         "Committee" means the Compensation Committee of the Manville Board or, at such time as there exists a Compensation Committee of the Company Board, the Compensation Committee of the Company Board.





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         "Company" means Schuller International Group, Inc. and, where appropriate, its subsidiaries, and, prior to a Change in Control, its successors and assigns.

         "Company Board" means the Board of Directors of the Company.

         "EBITDA" means the Company's consolidated income from operations plus depreciation and amortization, with such other adjustments as the Committee deems appropriate.

         "Effective Date" means January 1, 1994.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor Act.

         "Manville" means Manville Corporation, a Delaware corporation and, prior to a Change in Control, its successors and assigns.

         "Manville Board" means the Board of Directors of Manville.

         "Manville Termination Event" means any event by which Manville ceases to own securities of the Company representing more than 30% of the combined voting power of the Company's then outstanding securities.

         "Participant" means any officer, executive or key employee of the Company designated by the Committee or any other person designated by the Committee as eligible to receive an award under the Long-Term Plan.

         "Performance Criteria" means the Company's cumulative EBITDA during any Performance Period as reflected on Exhibit A hereto for the first Performance Period. Such Performance Criteria may be changed for each Performance Period by the Committee.

         "Performance Period" means with respect to each Participant, a three-year period commencing with the first fiscal year of the Company during which a Performance Unit is granted to a Participant, and including each of the next two succeeding fiscal years of the Company thereafter in which a Participant remains eligible to continue participating and continues to participate in the Long-Term Plan. The first Performance Period of the Company shall be calendar years 1994, 1995 and 1996. Subsequent Performance Periods will overlap with prior and subsequent Performance Periods. For example, the second Performance Period of 1995 through 1997 will overlap with the first Performance Period of 1994 through 1996 and with the third Performance Period of 1996 through 1998, and so forth.





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         "Performance Unit" means an award described in paragraph 4 hereof.

         "Performance Unit Actual Value" means a dollar value per Performance Unit at the end of a Performance Period which will vary based upon the Performance Criteria and other factors determined by the Committee, as set forth on Exhibit A for the first Performance Period and as shall be set forth on additional Exhibits for subsequent Performance Periods.

         "Retirement" means termination of a Participant's employment initiated by the Participant whereby the Participant is entitled to receive an immediately payable benefit, including an early retirement benefit, under the Company's retirement plan generally applicable to its salaried employees or under any retirement arrangement established with respect to the Participant with his or her consent, in either case, whether or not the Participant commences to receive such benefit at the time of such termination.

3.       Administration of the Long-Term Plan.

         The Long-Term Plan shall be administered by the Committee and, subject to the provisions of the Long-Term Plan, the Committee shall have exclusive authority to designate Participants in the Long-Term Plan and the number of Performance Units to be granted to such Participants. Prior to the grant of Performance Units to Participants, the President of the Company will make recommendations to the Committee with respect to Participants and the number of Performance Units to be granted to such Participants.

         The Committee may adopt, alter and repeal administrative rules, policies, guidelines and practices governing the Long-Term Plan as it from time to time shall deem advisable, interpret the terms and provisions of the Long-Term Plan, any Performance Unit and any Award Letter and otherwise supervise the administration of the Long-Term Plan. Any determination made by the Committee pursuant to the provisions of the Long-Term Plan with respect to any Performance Unit shall be made in its sole discretion before or at the time of the grant of the Performance Unit or, unless in contravention of any express term of the Long-Term Plan or Performance Unit, at any later time.

         The Committee shall have discretionary authority to decide disputed claims in accordance with its interpretation of the terms of the Long-Term Plan. The determination of the Committee as to any disputed question or claim shall be conclusive and final.





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4.       Performance Units.

         Except as otherwise determined by the Committee, a Participant shall be entitled to receive a cash payment ("Cash Payment") at the end of a Performance Period equal to the number of Performance Units held by such holder at such time multiplied by the Performance Unit Actual Value. Payment of a Cash Payment shall be made as soon as possible after the end of the Performance Period but in no event later than 90 days after the end of a Performance Period (the date on which the payment is made, the "Payment Date").

         Upon a Change in Control of the Company, all Performance Periods then in effect shall end, all Performance Units shall have a Performance Unit Actual Value determined as if the Company had met the target levels of the applicable Performance Criteria over the entire Performance Period, and a cash payment in the amount of such value shall be made to the Participant at the time of such Change in Control or as soon thereafter as the Company becomes aware of such Change in Control, without reduction of any such payment by reason of the Performance Period ending prior to its scheduled ending date. For example, if a Change of Control occurs on April 30, 1996, the first, second and third Performance Periods would end, all Performance Units granted in any of such periods would have Performance Unit Actual Values determined as if the target levels for the entire duration of each of such periods were met, even though the Performance Periods ended prior to their scheduled ending dates and, with respect to the third Performance Period, even though only four months of such Performance Period had elapsed at the time of the Change of Control. The target levels shall be set forth as part of the Performance Criteria; for the first Performance Period, the target levels are $650 million of EBITDA resulting in a Performance Unit Actual Value of $1,000.

5.       Grants.

         The Committee may grant Performance Units to a Participant at any time and from time to time.

6.       Form of Payment.

         Except as otherwise determined by the Committee prior to a Change in Control, all payments in respect of Performance Units granted under the Long-Term Plan shall be paid in cash subject to such payroll taxes and other withholding requirements as may be in effect at the time of payment.





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7.       Termination, Death or Disability.

         Except as provided below, payments in respect of Performance Units granted for a particular Performance Period shall be made to Participants who are actually employed and on the payroll on and through the last day of such Performance Period. A Participant whose employment terminates prior to the end of a Performance Period shall forfeit any and all awards from the Long-Term Plan if he or she:

                 - voluntarily terminates employment other than for Retirement unless the Committee, in its discretion, determines otherwise, or

                 - has his or her employment terminated by the Company for Cause (as defined in such Participant's employment agreement with the Company).

         Each Participant whose employment is terminated by the Company without Cause or who terminates employment due to Retirement, death or disability shall be paid a prorated payment based on his or her date of termination relative to the end of the Performance Period. Such prorated payments shall be made at the time and in the form that all other payments are normally made to all other Participants.

8.       Miscellaneous.

         No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge or encumber his or her right to receive payment in respect of Performance Units granted under the Long-Term Plan until such payments are payable to such Participant.

         No Participant shall have any lien on any assets of the Company by reason of any award made under the Long-Term Plan.

         The adoption of the Long-Term Plan or any modification or amendment hereof does not imply any commitment to continue to adopt the same plan, or any modification thereof, or any other plan for incentive compensation for any succeeding year. Neither the Long-Term Plan nor any award made under the Long-Term Plan shall create any employment contract or imply any relationship between the Company and any Participant.





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9.       Participation in other Manville or Company Incentive Plans.

         It is understood that Participants in the Long-Term Plan may also participate in other Manville or Company long-term incentive compensation plans that are in existence or may be approved for use in the future.

10.      Governing Law.

         The Long-Term Plan and all awards hereinafter shall be governed by and construed in accordance with the laws of the State of Delaware.

11.      Amendments.

         The terms of the Long-Term Plan or any outstanding Award Letter under the Long-Term Plan may be amended from time to time prior to a Change in Control by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any award and payments thereunder); provided that no such amendment shall adversely affect in a material manner any right of a Participant under the award without his or her written consent.





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                                   EXHIBIT A
                              PERFORMANCE CRITERIA


         First Performance
         Period (1994-1996)                                 Performance Unit
         Cumulative EBITDA                                  Actual Value
         -----------------                                  ----------------
         Less than $550MM                                   $0
         $550MM to $600MM                                   $500 to $750
         $600MM to $700MM                                   $750 to $1,250
         $700MM to $800MM                                   $1,250 to $1,750
         $800MM to $850MM                                   $1,750 to $2,000
         $850MM to $1,000MM                                 $2,000 to $3,000
         More than $1,000MM                                 $3,000

         For the First Performance Period, the target EBITDA amount shall be $650MM and the target value for each Performance Unit based on the target EBITDA amount shall be $1,000. The target values are for illustrative purposes only and there is no guarantee that the final Performance Unit Actual Value shall be the same.

         Intermediate Performance Unit Actual Values shall be interpolated on a straight-line basis.





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